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                                                                    EXHIBIT 99.6

                       FORM OF LETTER TO DTC PARTICIPANTS

                               OFFER TO EXCHANGE
                  SUBCLASS A-9 CERTIFICATES DUE MARCH 15, 2019
                          FOR ANY AND ALL OUTSTANDING
                  SUBCLASS A-9 CERTIFICATES DUE MARCH 15, 2019
                                   ISSUED BY
                          AIRPLANES PASS THROUGH TRUST

To  The Depository Trust Company Participants:

     We are enclosing herewith the materials listed below relating to the offer to exchange subclass A-9 certificates issued by Airplanes Pass Through Trust (the "New Certificates") each representing interests in corresponding notes issues and cross-guaranteed by Airplanes Limited and Airplanes U.S. Trust (together with Airplanes Pass Through Trust, "Airplanes Group"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the issued and outstanding subclass A-9 Certificates due March 15, 2019 (the "Old Certificates") upon the terms and subject to the conditions set forth in Airplanes Group's Prospectus,
dated    --   , 2001, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

     Enclosed herewith are copies of the following documents:

     1.   Prospectus dated    --   , 2001;

     2.   Letter of Transmittal;

     3.   Notice of Guaranteed Delivery;

     4.   Instruction to Book-Entry Transfer Participant from Owner; and

     5. Letter which may be sent to your clients for whose account you hold Old Certificates in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE
OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON    --   , 2001, UNLESS
EXTENDED.

     The Exchange Offer is not conditioned upon any minimum number of Old Certificates being tendered.

     To participate in the Exchange Offer, a beneficial holder must cause a DTC Participant to tender such holder's Old Certificates to Bankers Trust Company (the "Exchange Agent") account maintained at the Depository Trust Company ("DTC") for the benefit of the Exchange Agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal. By complying with DTC's ATOP procedures with respect to the Exchange Offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Old Certificates all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

     Pursuant to the Letter of Transmittal, each holder of Old Certificates will represent to Airplanes Group that (i) the New Certificates acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Certificates, whether or not such person is such holder, (ii) neither the holder of the Old Certificates nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Certificates, (iii) if the holder is not a broker-dealer or is a broker-dealer but will
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not receive New Certificates for its own account in exchange for Old
Certificates, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the New Certificates and (iv) neither the holder nor any such other person is an "affiliate" of Airplanes Group within the meaning of Rule 405 under the Securities Act of 1933, as amended. If the tendering holder is a broker-dealer that will receive New Certificates for its own account pursuant to the Exchange Offer, you will represent on behalf of such broker-dealer that the Old Certificates to be exchanged for the New Certificates were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Certificates. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Certificates, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The enclosed Instruction to the Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Old Certificates for you to make the foregoing representations.

     Airplanes Group will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Certificates pursuant to the Exchange Offer. Airplanes Group will pay or cause to be paid any transfer taxes payable on the transfer of Old Certificates to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from BT Services Tennessee, Inc. Reorganization Unit, P.O. Box 292737, Nashville, TN 37229-2737, Telephone (800) 735-7777 or Fax (615) 835-3701.

                                             Very truly yours,

                                             AIRPLANES LIMITED
                                             AIRPLANES U.S. TRUST

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF AIRPLANES LIMITED, AIRPLANES U.S. TRUST OR BANKERS TRUST COMPANY OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.